LEE ENTERPRISES, INCORPORATED
                               400 Putnam Building
                               215 N. Main Street
                            Davenport, IA 52801-1924


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                January 20, 1998

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held in the second floor conference room of the offices of the Company, 215 N. Main Street, Davenport, Iowa, on January 20, 1998, at 9:00 A.M., for the following purposes:

(1) To elect two directors for terms of three years, and two directors for terms of one year; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed December 1, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

You are invited to attend this meeting; however, if you do not expect to attend in person you are urged to execute and return immediately the enclosed proxy, which is solicited by the Board of Directors. You may revoke your proxy and vote in person should you attend the meeting.

                                              /s/ C. D. Waterman III, Secretary

Davenport, Iowa
December 29, 1997

                          LEE ENTERPRISES, INCORPORATED

                       1998 ANNUAL MEETING OF STOCKHOLDERS

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lee Enterprises, Incorporated (the "Company") to be voted at the annual meeting of the stockholders of the Company to be held on Tuesday, January 20, 1998, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

The principal executive offices of the Company are located at 400 Putnam Building, 215 N. Main Street, Davenport, Iowa 52801. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about December 29, 1997, together with a copy of the Company's Annual Report for the fiscal year ended September 30, 1997.


                                VOTING PROCEDURES

Stockholders of record at the close of business on December 1, 1997 will be entitled to vote at the meeting or any adjournment thereof. As of December 1, 1997, there were 33,415,128 shares of Common Stock and 12,028,317 shares of Class B Common Stock outstanding. Each share of Common Stock is entitled to one vote at the meeting; each share of Class B Common Stock is entitled to ten votes at the meeting.

The presence, in person or by proxy, of a majority of the voting power of Common Stock and Class B Common Stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum at the annual meeting. The affirmative vote of the holders of a plurality of the voting power of Common Stock and Class B Common Stock represented in person or by proxy at the annual meeting is required to elect directors, and the affirmative vote of the holders of a majority of the voting power of Common Stock and Class B Common Stock is required to act on any other matter properly brought before the meeting.

Abstentions from voting will be included for purposes of determining whether the requisite number of affirmative votes are received on any matters submitted to the stockholders for vote and, accordingly, will have the same effect as a vote against such matters. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote, and will have no effect on the vote, in respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the annual meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors as more fully set forth in this Proxy Statement. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon such matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it as any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the annual meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Two directors are to be elected at the annual meeting to hold office for three-year terms expiring at the annual meeting of stockholders in 2001, and two directors are to be elected for one-year terms expiring at the annual meeting of stockholders in 1999. Each of the individuals named below is a nominee of the Nominating Committee of the Board of Directors; each is presently a director whose current term expires January 20, 1998.

Proxies will be voted for the election of these nominees unless the stockholder giving the proxy withholds such authority. If as a result of circumstances not now known any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as management may select. Information about the nominees and directors continuing office is set forth below:

                       NOMINEES FOR ELECTION AS DIRECTORS

                                Principal                  Proposed     Director
Nominee                         Occupation           Age     Term        Since
--------------------------------------------------------------------------------

Andrew E. Newman           Chairman and CEO,         53     3 years       1991
                             Race Rock Inter-               (2001)
                             National (2)

Ronald L. Rickman          President-                59     3 years       1986
                             Publishing Group               (2001)

Lloyd G. Schermer          Chairman of the           71     1 year        1959
                             Board (1)                      (1999)

Richard W. Sonnenfeldt     Consultant (3)            74     1 year        1982
                                                            (1999)


                         DIRECTORS CONTINUING IN OFFICE

                                    Principal             Remaining     Director
Director                   Occupation              Age      Term         Since
--------------------------------------------------------------------------------

J. P. Guerin               Investor (1) (3)        68       2 years       1985
                                                            (2000)

Charles E.                 Chairman and CEO        69       2 years       1990
Rickershauser, Jr.         PS Group Holdings,               (2000)
                           Inc. (3) (4)

Mark Vittert               Investor (2) (4)        49       2 years       1986
                                                            (2000)

Rance E. Crain             President, Crain        59       1 year        1990
                           Communications (2)               (1999)

Richard D. Gottlieb        President and           55       1 year        1986
                           Chief Executive                  (1999)
                           Officer (1)

Phyllis Sewell             Retired (2) (4)         67       1 year        1977
                                                            (1999)

(1)      Member of Executive Committee
(2)      Member of Executive Compensation Committee
(3)      Member of Audit Committee
(4)      Member of Nominating Committee

Mr. Newman is Chairman and Chief Executive Officer of Race Rock International, St. Louis, MO. He was Chairman of Edison Brothers Stores, Inc. until April, 1995. He is a director of Dave & Buster's Inc., Dallas, TX and Sigma-Aldrich Corporation, St. Louis, MO. On November 3, 1995, Edison Brothers Stores, Inc. filed a petition for reorganization under Chapter XI of the United States Bankruptcy Code in Wilmington, Delaware. On September 26, 1997 following confirmation of its reorganization plan the proceedings were terminated.

Mr. Rickman was elected President-Publishing Group of the Company on November 18, 1997. For more than 5 years prior thereto, he was Vice President-Newspapers of the Company.

Mr. Schermer has been Chairman of the Board of the Company for more than the past 5 years.

Mr. Sonnenfeldt is a business consultant, a director and Chief Executive Officer of Solar Outdoor Lighting Co., Stuart, FL.

Mr. Guerin is Vice-Chairman of Daily Journal Company, Los Angles, CA and of PS Group Holdings, Inc., San Diego, CA.

Mr. Rickershauser is Chairman and Chief Executive Officer of PS Group Holdings, Inc., San Diego, CA. He is also a director of City National Corporation.

Mr. Vittert is a private investor and a director of PremiumWear, Minneapolis, MN and Dave & Buster's Inc., Dallas, TX.

Mr. Crain is the President and Editorial Director of Crain Communications, a diversified publishing company with its principal offices in Chicago, IL.

Mr. Gottlieb has been President and Chief Executive Officer of the Company for more than the past 5 years.

Mrs. Sewell is a director of Pitney Bowes Inc., Stamford, CT and SYSCO Corporation, Houston, TX.

          DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company's Board of Directors met four times in fiscal 1997.

The Company's Audit Committee met three times in fiscal 1997; its functions are to review the scope, timing and other considerations relative to the independent auditors' annual examination of financial statements and the adequacy of internal control and the internal audit functions; and to evaluate the performance of external and internal auditors and the Company's accounting and financial departments. In addition, the Committee reviews professional services provided by the Company's independent auditors, in general, prior to rendering of such services, and the possible effect of any nonaudit-related services upon the independence of the Company's independent auditors.

The Company's Nominating Committee met two times in fiscal year 1997; its functions are to consider and recommend to the Board all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of board committees. The Nominating Committee will consider nominees recommended by the stockholders. Recommendations should be sent to Charles E. Rickershauser, Jr., Chairman, Nominating Committee, c/o the Company, at the address shown on the cover of this Proxy Statement.

The Company's Executive Compensation Committee met three times in fiscal 1997; its functions are to administer the Company's Retirement Account and Supplementary Benefit Plans and the 1990 Long Term Incentive Plan; to establish salary ranges and salaries, bonus formulae and bonuses, and participation in other benefit plans or programs, for elected officers; to review employment terminations involving payment to any individual in excess of $150,000, and to approve employment contracts for executives extending beyond one year; and to approve the position description, performance standards and key result areas for bonus criteria for the Chief Executive Officer of the Company and to measure his performance thereunder. In addition, the Committee recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting individuals on the executive payroll other than elected officers.

No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 1997.

                            COMPENSATION OF DIRECTORS

No Company employee receives any remuneration for acting as a director. In fiscal 1997 Messrs. Newman, Vittert, Crain, Rickershauser, Guerin, Schermer and Sonnenfeldt and Mrs. Sewell were paid a $24,400 annual retainer, $1,000 for each Board meeting attended and $700 for each Committee meeting attended. Committee chairs were also paid $3,000 extra as an annual retainer for acting as such. Mr. Schermer received an additional stipend of $50,000 for his services as Chairman of the Board. Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per diem. The Company in fiscal 1997 paid a lump sum fee of $165,000 to Mr. Sonnenfeldt for consultative services rendered to the Company in connection with the disposition of its subsidiary, NAPP Systems Inc., and paid a per diem fee of $3,000 to Mr. Newman for consultative services in connection with corporate strategic planning. No other non-employee director was paid additional compensation for consultative services in fiscal 1997.

In February, 1996 the stockholders of the Company adopted the Stock Plan for Non-Employee Directors. Under the plan, non-employee directors receive an annual grant of 500 shares of Common Stock, and may elect to receive all or 50% of the cash retainer and meeting fees described above in Common Stock of the Company.

The Board of Directors has authorized non-employee directors, prior to the beginning of any Company fiscal year, to elect to defer receipt of all or any part of the compensation a director might earn during such year. Amounts so deferred will be paid to the director upon his or her ceasing to be a director or upon attaining any specified age between 60 and 70, together with interest thereon at the average rate of interest earned by the Company on its invested funds during each year. Alternatively, directors may elect to have deferred compensation credited to a "rabbi trust" established by the Company with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan.

The Company also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by directors.

                 EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of December 1, 1997 as to each person known by the Company to own beneficially more than five (5%) percent of the Common Stock or Class B Common Stock of the Company.

                                              Percent      Class B      Percent
Beneficial Owners          Common Stock       of Class   Common Stock  of Class
--------------------------------------------------------------------------------

Harris Associates, L.P.      3,538,651         10.59%        ---          ---
Two North LaSalle St
Suite 500
Chicago, IL  60602

Journal Limited              2,517,449          7.53%        ---          ---
 Partnership
4230 So. 33rd Street
Lincoln, NE 68506

Reich & Tang                 1,682,363          5.03%        ---          ---
 Asset Management, L.P.
600 Fifth Avenue
8th Floor
New York, NY  10020

Lloyd G. Schermer (1)          219,242           .66%      1,182,586    9.83%
c/o Lee Enterprises,
 Incorporated
215 N. Main Street
Davenport, IA  52801

Betty A. Schermer (2)              ---            ---      1,171,354    9.74%
c/o Lee Enterprises,
 Incorporated
215 N. Main Street
Davenport, IA  52801

(1) Includes (i) 109,222 Common and 403,028 Class B Common shares owned by a trust as to which Lloyd G. Schermer retains sole voting and investment powers; (ii) 82,210 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer has shared voting and investment power; (iii) 348,838 Class B Common shares held by a charitable trust as to which Lloyd
     G. Schermer has sole voting and shared investment power; and (iv) 110,020 Common and 110,020 Class B Common shares held by a trust and 238,490 Class B Common shares held by a charitable foundation as to which Lloyd G. Schermer shares voting and investment powers. Lloyd G. Schermer disclaims beneficial ownership of 110,020 Common and 779,558 Class B Common shares listed above, and of the Common and Class B Common shares beneficially owned by Betty A. Schermer listed above and described in footnote (2) below.

(2) Includes (i) 801,338 Class B Common shares owned by trusts under which Betty A. Schermer has sole voting and investment powers; (ii) 238,490 Class B Common shares owned by a charitable trust as to which Betty A. Schermer shares voting and investment powers, but disclaims all beneficial ownership; and (iii) 82,210 Class B Common shares held by a charitable foundation as to which Betty A. Schermer has shared voting and investment power, but disclaims all beneficial ownership. Betty A. Schermer also disclaims beneficial ownership of all Common and Class B Common shares beneficially owned by Lloyd G. Schermer listed and described in footnote
     (1) above.

The following table sets forth information as to the Common Stock and Class B Common Stock of the Company beneficially owned as of December 1, 1997 by each director, each of the named executive officers listed in the Summary Compensation Table below, and by all directors and executive officers as a group:

Name and
Address of                                 Percent   Class B Common     Percent
Beneficial Owner           Common Stock   of Class        Stock         of Class
--------------------------------------------------------------------------------

Larry L. Bloom (2)             41,210           *             ---           ---
1021 Carriage Place Drive
Bettendorf, IA  52722

Rance E. Crain                  5,733           *             ---           ---
220 E. 42nd Street
Room 940
New York, NY 10017

Richard D. Gottlieb (1)(2)    531,912       1.59%         125,505         1.04%
11 Deer Hill Road
Pleasant Valley, IA  52767

J. P. Guerin (1)                1,000           *         106,814             *
355 S. Grand Ave.
34th Floor
Los Angeles, CA  90071

Andrew E. Newman                3,000           *             ---           ---
8000 Maryland Ave.
St. Louis, MO  63105

Charles E.                      3,000           *             ---           ---
Rickershauser, Jr.
355 S. Grand Ave.
34th Floor
Los Angeles, CA  90071

Ronald L. Rickman (2)         257,698           *          79,746             *
2520 Old Freeport Ct.
Bettendorf, IA  52722

Lloyd G. Schermer (1)(2)      219,242           *       2,033,240        16.90%
C/o Lee Enterprises,
Incorporated
400 Putnam Building
215 N. Main Street
Davenport, IA  52801

Gary N. Schmedding (1)(2)     212,316           *          9,064             *
5743 Lewis Court
Bettendorf, IA  52722

Phyllis Sewell                  2,900           *          2,900             *
7716 Pinemeadow
Cincinnati, OH  45224

Richard W. Sonnenfeldt          2,800           *            200             *
4 Secor Drive
Port Washington, NY  11050

Greg R. Veon (1)(2)            65,558           *          5,804             *
1718 Pleasant Praire Rd.
Muscatine, IA  52761

Mark Vittert                    3,000           *            ---           ---
750 S. Price Road
Ladue, MO  63124

All present executive       1,770,338        5.30%     2,949,273         24.52%
officers and directors
as a group (18)

* Less than one (1%) percent of the class.

(1) The following directors and officers disclaim beneficial ownership of the following shares, included above, not owned personally by them or held for their benefit: Schermer, 110,020 Common Stock, 1,630,212 Class B Common Stock; Gottlieb, 30,448 Common Stock, 67,286 Class B Common Stock; Guerin, 2,850 Class B Common Stock; Schmedding, 540 Common Stock; and Veon, 400 Common Stock.

(2) This table includes the following shares subject to acquisition within 60 days by the exercise of outstanding stock options: Gottlieb, 435,600 Common Stock; Rickman, 190,876 Common Stock; Schmedding, 182,252 Common Stock; Bloom, 32,650 Common Stock; and Veon, 46,690 Common Stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following tables and discussion summarize the compensation which the Company paid for services rendered in all capacities for the fiscal year ended September 30, 1997 to the chief executive officer of the Company and to each of the four other most highly compensated executive officers of the Company.

                           Summary Compensation Table

                              Annual Compensation                             Long Term Compensation (1)
        (a)        (b)          (c)         (d)          (e)          (f)           (g)           (h)           (i)

                                                        Other      Restricted                               All Other
                                                        Annual       Stock         Stock         LTIP        Compen-
Name and Principal                                     Compensa-    Awards($)     Options      Payouts($)    sation($)
     Position      Year      Salary($)    Bonus($)     tion($)(3)      (4)           (#)           (6)           (7)
---------------------------------------------------------------------------------------------------------------------
Richard D.         1997      $535,500     $250,000       $5,000     $111,000      26,794 (5)    $148,750      $89,747
  Gottlieb         1996       510,000      153,000        5,000       60,200      20,000         116,350       75,323
  President        1995       460,000      360,000        5,000      112,000      47,960 (5)     541,420       94,092
  and Chief
  Executive
  Officer

Ronald L.          1997       335,000      157,450        5,000       74,370      15,000           79,688       54,874
  Rickman          1996       320,000      102,400        5,000       32,250      10,000           79,431       46,692
  President-       1995       304,400      188,728        5,000       60,000      20,000          351,948       55,194
  Publishing
  Group

Gary N.            1997       278,000       30,580        5,000       33,300       8,000           79,688       32,993
  Schmedding       1996       265,000       58,300        5,000       32,250      10,000           50,344       34,899
  President-       1995       237,900      198,667        5,000       60,000      20,000          169,791       48,463
  Broadcast
  Group

Larry L. Bloom     1997       247,000      123,620        4,000       51,615      10,000           53,125       40,376
   Sr. Vice        1996       235,000       77,550        4,000       21,500       7,500           15,663       33,620
   President-      1995       216,300      141,802        2,500       40,000      15,000                0       39,126
   Finance
   And Chief
   Financial
   Officer

Greg R. Veon (2)   1997       184,000       80,960            0       34,688       8,000           49,513       27,802
   Vice President  1996       175,100       52,530            0       21,500       7,500           27,029       23,514
   Marketing       1995       140,000      117,600            0       20,000       3,000          109,086       27,166

(1) The Executive Compensation Committee of the Company meets following the conclusion of the Company's fiscal year to determine, among other things, the amount of the annual bonus to be awarded and the long term compensation grants to be made, if any, for the fiscal year just concluded.

     The Summary Compensation Table includes the value of shares of restricted stock and the number of stock option shares granted by the Executive Compensation Committee under the Company's 1990 Long Term Incentive Plan in each of the years indicated for the corresponding fiscal year.

(2)  Mr. Veon became an executive officer of the Company in November, 1995.

(3) Represents matching payments made by the Company to charitable organization designated by the executive officer.

(4) The amounts shown represent shares of restricted stock in the following amounts granted to the named individuals in 1995, 1996 and 1997, respectively: Mr. Gottlieb, 5,600, 2,800 and 4,000 shares; Mr. Rickman, 3,000, 1,500 and 2,680 shares; Mr. Schmedding, 3,000, 1,500 and 1,200 shares; Mr. Bloom, 2,000, 1,000 and 1,860 shares; and Mr. Veon, 1,000, 1,000 and 1,250 shares. The restricted stock awarded in 1995, 1996 and 1997 will vest on the third anniversary of the grant date. Holders of restricted stock are entitled to receive all cash dividends paid in respect thereof during the restricted period. At September 30, 1997, the number and market value of shares of restricted stock (including those awarded in November,
     1997) held by each of the named executive officers were as follows: Mr. Gottlieb, 12,400 shares ($351,850); Mr. Rickman, 7,180 shares ($203,733);
     Mr. Schmedding, 5,700 shares ($161,738); Mr. Bloom, 4,860 shares ($137,903); and Mr. Veon, 3,250 shares ($92,219).

(5) Includes replacement (reload) options awarded at exercise of non-qualified options with payment made with restricted stock to Mr. Gottlieb in 1995:
     7,906 shares; and 1997: 1,794 shares.

(6) The amounts shown for 1997 and 1996 represent the value at the end of the fiscal year of restricted stock awarded three years prior thereto and vesting within 60 days after the end of the fiscal year. The amounts shown for 1995 represent the aggregate of (a) the value of restricted stock awarded in November, 1992 and vesting in November, 1995 for Mr. Gottlieb, $230,669; Mr. Rickman, $121,714; Mr. Schmedding, $93,492; and Mr. Veon,
     $17,490; and (b) payments in 1995 to distribute accrued deferred compensation account balances at September 30, 1995 payable under the phaseout of the 1962 Deferred Compensation Unit Plan which was discontinued in 1989. The 1995 deferred compensation distributions, to the named executive officers and included in column (h) were as follows: Mr. Gottlieb, $310,751; Mr. Rickman, $230,234; Mr. Schmedding, $76,299; and Mr. Veon, $91,596.

(7) The amounts shown represent contributions by the Company on behalf of the named individuals to the Company's Retirement Account Plan and Supplemental Retirement Account.


                        Option Grants in Last Fiscal Year

                                            Individual Grants

            (a)                  (b)                      (c)                  (d)               (e)                 (f)
           Name                Options             % of Total Options     Exercise Price   Expiration Date   Grant Date Present
                               Granted            Granted to Employees        ($/Sh)                              Value($)
                                 (1)                 in Fiscal Year                                                  (2)
---------------------------------------------------------------------------------------------------------------------------------

Richard D. Gottlieb               25,000                  11.9%          $  26.63             10-Nov-07           $185,750
                                   1,794   (3)             0.9%             28 81             10-Nov-00              8,128
Ronald L. Rickman                 15,000                  7.2%              26 63             10-Nov-07            111,450
Gary N. Schmedding                 8,000                  3.8%              26 63             10-Nov-07             59,440
Larry L. Bloom                    10,000                  4.8%              26 63             10-Nov-07             74,300
Greg R. Veon                       8,000                  3.8%             26 5/8             10-Nov-07             59,440

(1) The options granted to the named individuals were determined by the Executive Compensation Committee following review of each individual's performance in fiscal year 1997, and become exercisable in installments of 30% of the original grant on each of the first and second anniversaries of the grant date and 40% on the third anniversary. All options are for Common Stock and have an exercise price equal to the closing market price of the stock on the grant date. The lesser of 25% or the maximum number of shares permitted by law are designated as incentive stock options, and the balance are non-qualified options. All options were granted under the Company's 1990 Long Term Incentive Plan, the provisions of which, among other things, allow an optionee exercising an option to satisfy the exercise price and withholding tax obligations by electing to the Company withhold shares of stock otherwise issuable under the option with a fair market value equal to such obligations. The Plan also permits an optionee exercising an option to satisfy the exercise price be delivering previously awarded restricted stock or Common Stock. The limitations accompanying the restricted stock remain in effect and apply to the corresponding number of shares issued upon the stock option exercise until they lapse according to their original terms.

(2) The "grant date present value" is a hypothetical value determined under the Black-Scholes Option Pricing Model. It is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Company's stock options are not transferable, and the actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables such as the volatility of the Company's stock price and prevailing interest rates, so there is no assurance that an individual will actually realize the option values presented in this table.

(3) Replacement (reload) option awarded at exercise of a non-qualified option with payment made with restricted stock. The exercise price of the replacement option is the closing market price of the Company's Common Stock on the award date, and the replacement option has a term equal to the remaining term of the option exercised.

                             Aggregated Option Exercises In Last Fiscal Year
                                    and Fiscal Year End Option Values

            (a)                     (b)             (c)                   (d)                         (e)
Name                              Shares           Value         Number of Unexercised       Value of Unexercised
                                Acquired On     Realized ($)     Options at FY End (#)      In-the-Money Options at
                               Exercise (#)                    Exercisable /Unexercisable   FY End ($) Exercisable/
                                                                                                 Unexercisable
                                   (1)             (2)                    (3)                         (4)
-------------------------------------------------------------------------------------------------------------------

Richard D. Gottlieb               44,700          $733,719              401,600                   $5,689,183
                                                                         64,000                      565,250
Ronald L. Rickman                 66,500          863,094               167,876                    2,379,907
                                                                         47,000                      308,875
Gary N. Schmedding                  -0-             -0-                 165,252                   $2,384,379
                                                                         40,000                      296,625
Larry L. Bloom                      -0-             -0-                  19,900                      227,481
                                                                         34,000                      229,469
Greg R. Veon                       6,000          $94,875                41,440                      601,738
                                                                         20,900                      115,625

(1) All options are for Common Stock and were granted under the Company's 1982 Incentive Stock Option Plan or the 1990 Long Term Incentive Plan.

(2) Market value of underlying securities at exercise date minus the exercise price.

(3) Options granted under the Company's 1990 Long Term Incentive Plan become exercisable in three installments over a period of three years from the date of grant. The number of unexercisable options shown includes those granted by the Executive Compensation Committee in November, 1997 for the fiscal year just concluded.

(4) Market value of underlying securities at September 30, 1997 ($28.375), minus the exercise price.

Long Term Incentive Plans - Awards in Last Fiscal Year

The Executive Compensation Committee made restricted stock awards and stock option grants under the Company's Long Term Incentive Plan in November, 1997 which, as to the named executive officers, are shown in the Summary Compensation Table and the following tables. The Committee decided in November, 1992 not to make any performance unit awards in future fiscal years under the Plan. The Committee made its decision after careful examination of the Plan, the award of performance and the compensation objectives of the Committee for executive officers of the Company. The Committee does not intend to make performance unit awards during fiscal year 1998.

Pension Plans

Under the Company's Retirement Account and Supplementary Benefit Plans, the Company matches employee contributions up to 5% of employee compensation and, in addition, contributes 6.2% of a participant's total compensation plus an additional 5.7% of such compensation in excess of $65,400. These retirement plans are defined contribution plans and were adopted in 1980 to replace the Company's Pension Plan, a defined benefit plan. The Company and employee contributions are invested and the total amount standing to each employee's credit is paid following his or her retirement. The amounts credited in fiscal 1997 under the Retirement Account and Supplementary Benefit Plans to the accounts of the person listed in the Summary Compensation Table are listed in footnote 7 thereto.

The Company's Pension Plan was superseded in 1980 by the Retirement Account Plan. Annual benefits under the Pension Plan payable upon retirement at age 65 to the individuals listed in the Summary Compensation Table are follows: Mr. Gottlieb, none; Mr. Rickman, $11,574; Mr. Schmedding, $1,376; Mr. Bloom, none; and Mr. Veon, $328.

Executive Agreements

The Company is obliged under written agreements to pay to Messrs. Gottlieb, Rickman, and Schmedding a multiple of three times the executive officer's base salary in the event of termination of his employment without cause. The Company decided in 1991 not to enter into such agreements in the future with its executive officers.

Performance Presentation

The graphical presentation omitted herein compares the yearly percentage change in the cumulative total shareholder return of the Company, the Standard & Poor's (S & P) 500 Stock Index, and the S & P Publishing/Newspapers Index, in each case for the five years ending September 30, 1997. Total shareholder return is measured by dividing (a) the sum of (i) the cumulative amount of dividends declared for the measurement period, assuming dividend reinvestment and (ii) the difference between the issuer's share price at the end and the beginning of the measurement period, by (b) the share price at the beginning of the measurement period.

The following data points were used in the omitted graph.


                                    1992     1993     1994     1995     1996    1997
                                  ----------------------------------------------------

Lee ...........................   $100.00  $100.72  $113.51  $146.08  $157.37  $199.24
S&P Publishing/Newspapers-Index   $100.00  $102.20  $102.82  $126.03  $163.53  $247.68
S&P 500 .......................   $100.00  $113.00  $117.16  $152.01  $182.92  $256.90

The (S & P) 500 Stock Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S & P Publishing/Newspapers Index, which is also weighted by market capitalization, includes the following six publishing companies: Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company, Dow Jones & Company, Inc. and The Tribune Company.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of four independent outside directors. No executive officer of the Company is a member of the board of directors of any company with which a member of the Committee is affiliated. The Board of Directors has delegated to the Committee the authority to review, consider and determine the compensation of the Company's executive officers and other key employees and, in accordance with Rule 16b-3 of the Exchange Act, make the final determination regarding awards of stock options, restricted stock, and other stock-based awards to such persons.

Compensation Policies

The Committee operates on the principle that the compensation of the Company's executive management, including its Chief Executive Officer and the other executive officers named in the Summary Compensation Table, should be competitive with compensation of executive management at comparable companies but should not be at the top of any range derived from such comparisons. The Committee also follows a policy of basing a significant portion of the cash compensation of senior executive officers on the operating performance of the Company, and of other members of the executive management team on the performance of the enterprises, units or functions over which they exercise significant management responsibility. The Committee's policies are designed to assist the Company in attracting and retaining qualified executive management by providing competitive levels of compensation that integrate the Company's annual and long term performance goals, reward strong corporate performance, and recognize individual initiative and achievement. The Committee also believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in the linking management's and stockholders' interest in the enhancement of stockholder value.

The Company's executive compensation program is comprised of three elements: (1)
base  salary;   (2)  annual  incentive   bonus;  and  (3)  long-term   incentive
compensation.

Base Salary

Salary levels for executive management are set so as to reflect the duties and level of responsibilities inherent in the position, and to reflect competitive conditions in the lines of business in which the Company is engaged in the geographic areas where services are being performed. Comparative salaries paid by other companies in the industries and locations where the Company does business are considered in establishing the salary for a given position. The Company participates annually in the Towers Perrin Media Industry Compensation Survey (the "Towers Survey"), which is widely used in its industry and gives relevant compensation information on executive positions. The Company strives to place fully competent and highly performing executives at the median level of compensation, as reported annually in the Towers Survey.

The Towers Survey provides annual compensation analyses for executives in the media industry based on revenues, industry segments including publishing and broadcasting, and market type and size. The statistical information, including revenues and compensation levels, provided by survey participants is utilized by the Towers Survey to develop statistical equations based on revenues, industry segments and markets. These equations, along with other data, are used by the Company to determine the median and other levels of compensation of the executive management of media companies with profiles comparable to that of the Company. Base salaries for executives named in the Summary Compensation Table are reviewed annually by the Committee taking into account the competitive level of pay as reflected in the Tower Survey. In setting base salaries, the Committee also considers a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. Base salaries were increased in 1997 for executive management by 4.9% on a composite basis. The Committee believes the base salary levels are reasonable and necessary to retain these key employees.

Annual Incentive Bonus Program

The purpose of the annual incentive bonus program is to motivate and reward executive management so that they consistently achieve specific financial targets and are compensated for the accomplishment of certain non-financial objectives. These targets and objectives are reviewed and approved by the Committee annually in conjunction with its review of the Company's strategic and operating plans. A target bonus level, stated as a percent of annual base salary, is established for each member of the executive management team other than executive officers, by the executive officer exercising responsibility over an enterprise unit or function. For executive officers other than the Chief Executive Officer, the bonus level and achievement targets are determined by the Chief Executive Officer and approved by the Committee. Similarly, the Committee determines the annual bonus opportunity and performance objectives of the Chief Executive Officer. While the annual incentive bonus awards for executives other than the Chief Executive Officer are generally approved upon the recommendation of the Chief Executive Officer, the Committee retains the right to adjust the recommended bonus awards to reflect its evaluation of the Company's overall performance.

Long Term Incentives

Under the Company's 1990 Long Term Incentive Plan, the Committee is authorized, in its discretion, to grant stock options, restricted stock awards, and performance units payable in cash or restricted stock of the Company in such proportions and upon such terms and conditions as the Committee may determine. The Committee meets following the end of each year to evaluate the performance of the Company for the preceding fiscal year and determine long term incentive awards of executive management of the Company for the fiscal year just ended. Under the Plan, grants to executives are based on criteria established by the Committee, including responsibility level, base salary, current market practice and the market price of the Company's stock at the time of grant. The number of stock options and/or restricted shares then determined is reviewed by the Committee and may be increased or decreased to reflect the criteria noted above, the individual executive's role in accomplishment of the Company's operating objectives, and that individual's potential for long term growth and contribution to the Company's strategic objectives. Grant guidelines for stock options and restricted stock are established for all participants (including the chief executive officer) with the objective of providing a target total compensation opportunity, including base salary and the target annual incentive bonus, equal to the median of the peer group. Depending on stock price performance and Company performance, actual total compensation for any given year could be at, above or below the median of the peer group. The number of options or restricted shares previously granted to or held by an executive is not a factor in determining individual grants.

As noted above, the Committee determined in 1992 not to award any further performance units, and did not make any such awards in 1997.

The number of stock options granted to each executive officer in 1997 was determined by dividing a specified dollar amount of the target award for the grant by a hypothetical fair market value of the stock option as of the grant date, based upon the Black-Scholes Option Pricing Model. All stock options granted have an exercise price equal to the fair market value of the Common Stock at time of grant and are exercisable within a 10 year period. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long term value for shareholders, the Committee has provided that stock options generally vest in specified portions over a three year period.

The awards of restricted stock to executive officers and other key employees in 1997 represent shares of Common Stock which the recipient cannot sell or otherwise transfer until the applicable restriction period lapses. The number of shares of restricted stock awarded was determined by dividing a specified dollar amount of the target award by the fair market value of the Company's Common Stock on the date the awards are approved. Restricted stock awards are also intended to increase the ownership of executives in the Company, through which the value of long term stockholder ownership and growth can be enhanced.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation and payments in respect of binding obligations entered into prior to February 17, 1993 are not subject to the deduction limit if certain requirements are met. The Company has structured the performance-based portion of the compensation of its executive officers in a manner that complies with section 162(m).

Compensation of Chief Executive Officer

The Committee determined the 1997 base salary for the Company's Chief Executive Officer, Richard D. Gottlieb, in a manner consistent with the base salary guidelines applied to executive officers of the Company as described above. The annual bonus paid to Mr. Gottlieb for 1997 was based upon a subjective evaluation of the performance of the Company in relation to past years and the performance of comparable media companies, and to a lesser extent, his accomplishment of certain non-financial performance objectives. Consistent with the philosophy expressed above, the Committee awarded a bonus below the target determined at the beginning of the year because the Company did not achieve its planned performance targets. In making that evaluation, the Committee did note the favorable performance of the Company in several categories in relation to peer group companies for the current and past three years.

The Committee made long term compensation awards of stock options and restricted stock to Mr. Gottlieb in 1997 by applying the same criteria described for the determination of such awards to other executive officers of the company. The Committee did not consider past stock options and restricted stock grants to Mr. Gottlieb in determining the amount of his 1997 grants. The Committee did consider the 1997 performance of the Company, as more particularly described above, in the final determination of such grants.

Executive Compensation Committee Participation

The current members of the Executive Compensation committee are Phyllis Sewell, Chairman, Mark Vittert, Rance E. Crain and Andrew E. Newman.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of McGladrey & Pullen LLP, Certified Public Accountants, has been designated by the Board of Directors of the Company to audit the financial statements of the Company, its divisions and subsidiaries, for the fiscal year to end September 30, 1998. Said firm has audited the Company's accounts since 1960 and is considered to be well qualified.

Representatives of McGladrey & Pullen will be present at the 1998 annual meeting and will be afforded the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Proposals of stockholders with regard to nominees for the Board of Directors or other matters intended to be presented at the 1999 annual meeting of the Company must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by August 15, 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock or Class B Common Stock to file initial reports of ownership and reports of changes in that ownership with the Securities and Exchanges Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in its proxy statement any failure to file by these dates during the Company's 1997 fiscal year.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied.

                                  OTHER MATTERS

The Management of the Company know of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, your proxy, if signed and returned, will give discretionary authority to the persons designated in it to vote in accordance with their best judgment.

The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some of the officers and regular employees of the Company may, without extra remuneration, solicit proxies personally or by telephone or telegraph. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay an amount that it has estimated will not exceed $7,000 plus expenses.


                                           /s/ Richard D. Gottlieb
                                           -------------------------------------
                                           RICHARD D. GOTTLIEB
                                           President and Chief Executive Officer